Exhibit 99.1

Contact:

Innovative Solutions & Support, Inc.

Relland Winand

Chief Financial Officer

610-646-0350

rwinand@innovative-ss.com

Innovative Solutions & Support, Inc. Announces Settlement of Lawsuit

Exton, PA. — February 23, 2017 — Innovative Solutions & Support, Inc. (“IS&S”) today announced a settlement of its previously disclosed lawsuit with Delta Air Lines, Inc. (“Delta”).  The lawsuit related to Delta’s October 2014 termination of a contract for IS&S to develop and install new cockpit displays and an upgraded flight management system with RNP, RTA, and GPS capabilities on Delta’s fleet of McDonnell Douglas 88 and 90 aircraft.

Under the terms of settlement, Delta will pay IS&S $7.75 million.  The parties have further agreed to dismiss their respective claims and counterclaims against each other and to exchange releases, bringing the lawsuit to an end.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications.  The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995).

Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.